UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

          Date of report (Date of earliest event reported):          December 30, 2004

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-21639	23-2858652

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania		19044

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

                    The following summary is qualified in its entirety by reference to the full forms of plans or agreements referenced below, copies of which are filed herewith as exhibits.

          Deferred Compensation Plan

          On December 30, 2004, the Company adopted an Executive Deferred Compensation Plan Basic Plan Document and Executive Deferred Compensation Plan Adoption Agreement (collectively, the “Deferred Compensation Plan”) and entered into a related Rabbi Trust Agreement with Putnam Fiduciary Trust Company, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively.

          The Deferred Compensation Plan permits eligible employees of the Company to defer receipt and taxation of their compensation from the Company each year up to the limit in effect under Section 402(g) of the Internal Revenue Code (less amounts contributed to the NCO Group 401(k) Retirement Plan).  In addition, the Company, in its absolute and sole discretion, may make a contribution that will be allocated among participants in proportion to their deferrals for such year.

          All executive officers and other key employees designated by the Company are eligible to participate in the Deferred Compensation Plan.

          Amounts deferred or contributed are placed in a rabbi trust formed pursuant to the Rabbi Trust Agreement, of which Putnam Fiduciary Trust Company is directed trustee.  Participants may designate certain Putnam mutual funds by which the value of their accounts will be measured, but all investments of Deferred Compensation Plan funds are made as directed by the Company in its sole discretion.

          A participant is 100% vested as to amounts deferred by the participant.  Any Company contributions will be 100% vested upon a participant’s having three years of service, termination of employment due to death or disability or reaching age 65 or upon a Change of Control (as defined in the Deferred Compensation Plan) of the Company.

          A participant’s benefits in the Deferred Compensation Plan are payable as soon as practicable following termination of employment or a Change in Control of the Company.

          Restricted Stock Unit Agreement and Related Deferred Compensation Plan

          On December 30, 2004, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved a form of Restricted Stock Unit Agreement pursuant to which awards of restricted stock units may be made to employees of the Company under the 2004 Equity Incentive Plan.  A copy of the Restricted Stock Unit Agreement is filed herewith as Exhibit 10.4.

          As approved by the Committee, each award will vest and the stock will be issued on the earlier of (i) the date specified in the Agreement, (ii) the achievement of performance targets specified in the Agreement, (iii) a change of control or (iv) the death or disability of the grantee.  The Restricted Stock Unit Agreement contains provisions allowing a grantee to defer the receipt of the shares for tax purposes for a period of time (not to exceed 10 years) after vesting (other than vesting due to death, disability or a change of control in which events the stock is automatically issued).  In the event that a grantee elects a deferral, an earlier issuance is available if the grantee experiences an Unforeseeable Emergency (as defined); however, no accelerated issuance is otherwise permitted.

          In connection with the adoption of such form, the Company adopted a Deferred Compensation Plan applicable only to the Restricted Stock Unit Agreements (the “RSU Deferred Compensation Plan”).  The RSU Deferred Compensation Plan provides certain terms required by the Employee Retirement Income Security Act of 1974, including a claims procedure to resolve any issue relating to deferred compensation, identification and establishment of the authority of a plan administrator and restricts participation to key employees designated by the Committee.  A copy of the RSU Deferred Compensation Plan is filed herewith as Exhibit 10.5.

          Addendum to Employment Agreement with Albert Zezulinski

          Effective January 1, 2005, the Company entered into an Addendum to the Employment Agreement with Albert Zezulinski, Executive Vice President, Corporate and Government Affairs.  The Addendum:

          (a)      extends the term of the Employment Agreement until December 31, 2007, with additional automatic extensions of one year thereafter unless one party provides at least 90 days notice to the other party prior to any such automatic renewal.  Any additional one year term may be terminated on 60 days notice by either party;

          (b)      provides for an annual base salary of $250,000, subject to annual review and adjustment by not less than the increase in the Consumer Price Index for the Philadelphia area;

          (c)      provides for an annual bonus of up to 75% of his annual base salary; and

          (d)      provides that he is entitled to all benefits as those granted to similarly situated executive officers.

          A copy of the Addendum is filed herewith as Exhibit 10.6.

Item 9.01.   Financial Statements and Exhibits

                     (c)  Exhibits.

                     10.1     Executive Deferred Compensation Plan Basic Plan Document.

                     10.2     Executive Deferred Compensation Plan Adoption Agreement.

                     10.3     Rabbi Trust Agreement with Putnam Fiduciary Trust Company.

                     10.4     Form of Restricted Stock Unit Agreement for Executive Officers.

                     10.5     Deferred Compensation Plan (applicable only to the Restricted Stock Unit Agreements).

                     10.6     Addendum dated January 1, 2005 to the Employment Agreement with Albert Zezulinski dated December 15, 2000.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: January 6, 2005	By:	/s/ Steven L. Winokur

	Name:	Steven L. Winokur
	Title:	Executive Vice President, Finance, Chief Financial Officer and Chief Operating Officer of Shared Services

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